September 24, 2010 -- Anavex Life Sciences Corp. (“ANAVEX” or the “Company”) (OTCBB: AVXL) today announced the entry into of three agreements, a change in office headquarters, a change in executive officers and the adoption of an insider trading policy.

On August 2, 2010, we entered into a consulting agreement with Tom Skarpelos to provide certain corporate services to our company. The term of the agreement is for one year.

On August 27, 2010 the Company appointed David Tousley as our Chief Financial Officer. Harvey Lalach will act as President and Chief Operating Officer.

On September 1, 2010, the Company entered into an independent contractor agreement with David L. Tousley, a current member of the board of directors, to provide certain services to the Company. Pursuant to the agreement, Mr. Tousley agreed to perform such duties as are regularly and customarily performed by the Chief Financial Officer of a corporation. The term of the agreement is two years from September 1, 2010, unless both parties agree to extend.

On September 15, 2010 the Company entered into a sublease agreement with Genesis Research LLC, to provide executive offices to Anavex at a rent of $2,500 per month plus utilities. The lease is for a one year period. The offices at 50 Harrison Street, Suite 315A, Hoboken, New Jersey 07030 will be the new corporate headquarters.

Mr. Tousley has over 25 years of senior-level experience in biotech, specialty pharmaceuticals and full-phase pharmaceutical companies. He has held the position of President, COO and CFO at companies including airPharma, PediaMed Pharmaceuticals, Inc., AVAX Technologies Inc. (AVXT.OB), and Pasteur, Merieux, Connaught, (known today as Sanofi-Pasteur SA). During his career, Mr. Tousley has led all aspects of operations, including pharmaceutical development, in both the private and public company environment. His accomplishments include the raising over $90 million in debt and equity financings and he has led key business development activities, including joint ventures, partnerships, acquisitions and divestitures in the U.S., Europe and Australia.

Mr. Tousley currently serves as a director of ImmunoGenetix Therapeutics, Inc, a biotech company that is developing advanced DNA immunotherapies for HIV infection. He holds an MBA in accounting from Rutgers Graduate School of Business and a B.A. in English from Rutgers College, both in New Jersey. Mr. Tousley belongs to the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

For the past 22 years Mr. Lalach has been involved in various aspects of the securities industry. From 1986 through to 1997 he was involved in various roles in financial institutions starting at the Vancouver Stock Exchange and later working in securities related roles for BMO Nesbitt Burns and TD Bank. For the past 10 years Mr. Lalach has focused on the operation and administration of numerous start-up US and Canadian public companies serving as both director and officer in various capacities. Most recently Mr. Lalach served as President and CEO for Assure Energy, Inc. (OTCBB: ASUR) and Quarry Oil & Gas Corp. (TSXV: QUC). Throughout his career, Mr. Lalach has gained extensive experience in the management and governance of listed public companies.

On August 27, 2010, the Company adopted an insider trading policy to provide guidelines to employees, officers and directors of our company with respect to trading in the Company’s securities.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a biopharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological and cancer diseases. The company's proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds that fulfill specific criteria and are targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

ANAVEX's SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publically traded company under the symbol “AVXL”.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that our drug compounds show promise to combat certain diseases. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file an IND or commence clinical studies. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
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